UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2017

BTCS Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-55141	90-1096644
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9466 Georgia Avenue #124 Silver Spring, MD	20901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 430-6576

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 25, 2017 BTCS, Inc. (the “Company”) raised $1 million in cash from four institutional investors in exchange for the issuance of $1,111,111 of a new class of Series C Convertible Preferred Stock (“Series C”) and three types of warrants as described below. The 79,368 Series C shares are initially convertible into 15,873,600 shares of common stock. The Series C is convertible at $0.7 per share or approximately $0.063 per share after giving effect to the additional $111,1111, subject to reduction in the event of future sales of equity securities and common stock equivalents (with customary exemptions) at a lower price. The Company is subject to a number of customary covenants and a restriction on the incurrence of indebtedness for one year. Within 120 days, the Company has agreed to file a registration statement covering the common stock issuable upon exercise of the registrable securities described below. The registration statement will cover 47,302,176 shares of common underlying the Series A Warrants, Additional Warrants, and Bonus Warrants, which warrants are described below:

15,873,600 Series A Warrants exercisable at $0.085 per share, subject to adjustment, over a five-year period;

15,714,288 Additional Warrants exercisable at $0.085 per share, subject to adjustment, over a period which is the earlier of (i) one-year after the effective date of a registration statement covering the warrant shares, or (ii) three years from the date of issuance. The Additional Warrants are callable by the Company for nominal consideration if the common stock trades above $0.17 per share and the daily volume is more than $50,000 for at least 20 trading days;

15,714,288 Bonus Warrants exercisable at $0.17 per share, over a three-year period. The Bonus Warrants are also callable for nominal consideration but the threshold price is more than $0.30 per share.

The Series A Warrants and Additional Warrants have price protection in the event of future lower priced issuances.

The following table details the Company’s capitalization after giving effect to the this financing.

Class of Security	Shares of Common Stock as Converted
Common Stock Issued and Outstanding	65,954,894
Series B Preferred Stock (1,068,147 shares at a 1:200 conversion ratio)	213,629,400
Series C Preferred Stock (79,368 shares at a 1:200 conversion ratio)	15,873,016
Warrants to Purchase Common Stock	133,231,343
Total Shares Fully Diluted	428,688,653

The 133,231,343 warrants include: (i) 47,302,176 warrants issued in connection with this financing, (ii) 493,950 warrants with a strike price of $0.025 and an expiration date of January 21, 2020, and (iii) 85,435,786 warrants with a strike price of $0.032 and an expiration date of April 16, 2020.

The Company expects to use the proceeds for working capital including payment of liabilities. Of the liabilities, the Company’s management will receive approximately $377,000 representing accrued and unpaid salaries for 2016 and 2017. Provided; however, that the Company’s management will be unable to receive any payments towards accrued and unpaid salaries in excess of $50,000 in total for 2017 for each of its two officers, until such time as the Company has filed its Form 10-K for the year ended December 31, 2016 (the “10K”). Additionally, the Company owes $187,330 to investors in the Company’s April 2017 financing pursuant to the amendment to the subscription agreement and as a condition to the Series C financing no payments can be made until the Company has filed its 10K.

The foregoing description of the Series C, warrants, and Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreements, the forms of which are filed as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4 and Exhibit 10.6 respectively, to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 which is incorporated by reference. The issuance of the securities is exempt from the registration requirements from the Securities Act of 1933 pursuant to Section 4(a)(2) and Rule 506(b) of Regulation D thereof. The investors previously invested in securities of the Company and the Company did not engage in general solicitation or advertising with regard to the issuance and sale of the securities and has not offered securities to the public in connection with such issuance and sale. Each investor represented that it is an accredited investor and purchased the securities for investment and not with a view to distribution.

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Item 5.03 Amendments To Articles Of Incorporation Or Bylaws; Change In Fiscal Year

See Item 1.01 which is incorporated by reference. On May 23, 2017, the Company filed a Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of BTCS, Inc. (the “Certificate of Designation”) with the Nevada Secretary of State creating the Series C. The Certificate of Designation authorized the Company to issue 175,000 shares of Series C which are convertible at a 1:200 ratio, subject to further adjustment in the event of lower price issuances.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
10.1	Certificate of Designation – Series C
10.2	Form of Series A Warrant
10.3	Form of Additional Warrant
10.4	Form of Bonus Warrant
10.5	Form of Registration Rights Agreement*
10.6	Form of Securities Purchase Agreement*

*Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTCS INC.

Dated: May 26, 2017	By:	/s/ Charles W. Allen
Charles W. Allen
Chief Executive Officer

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